UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person: Lawrence A. Widgor, 16825 Northchase Dr., Suite 1200, Houston, TX 77060
2.  Issuer Name and Ticker or Trading Symbol: NL Industries, Inc. (NL)
3.  IRS or Social Security Number of Reporting Person, if an entity (Voluntary):
4.  Statement for Month/Day/Year: November 20, 2002
5. If Amendment, Date of Original (Month/Day/Year):
6. Relationship of Reporting Person(s) to Issuer (Check all applicable): ( ) Director ( ) 10% Owner ( X ) Officer (give title below) ( ) Other (specify below) Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line): ( X ) Form filed by One Reporting Person; ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

LINE ONE:

1. Title of Security (Instr. 3): Common Stock
2. Transaction Date (Month/Day/Year): November 20, 2002
2A. Deemed Execution Date if any (Month/Day/Year):
3. Transaction Code (Instr. 8): Code F V N/A
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount   3,000         (A) or (D)   (D) Price  $18.00
5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4):
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4): D
7. Nature of Indirect Beneficial Ownership (Instr. 4):

LINE TWO:

1. Title of Security (Instr. 3): Common Stock
2. Transaction Date (Month/Day/Year): November 20, 2002
2A. Deemed Execution Date if any (Month/Day/Year):
3. Transaction Code (Instr. 8): Code M V N/A
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount  4,547         (A) or (D)   (A)            Price $11.875
5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4):
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4): D
7. Nature of Indirect Beneficial Ownership (Instr. 4):

LINE THREE:

1. Title of Security (Instr. 3): Common Stock
2. Transaction Date (Month/Day/Year): November 20, 2002
2A. Deemed Execution Date if any (Month/Day/Year):
3. Transaction Code (Instr. 8): Code F V N/A
4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5):
     Amount  1,547         (A) or (D)   (D)            Price $18.00
5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4): 3,000
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4): D
7. Nature of Indirect Beneficial Ownership (Instr. 4):


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

LINE ONE:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $14.25
 3.  Transaction Date (Month/Day/Year): November 20, 2002
 3A. Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 12,000
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 14, 2001
     Expiration Date: February 14, 2006
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 12,000
 8.  Price of Derivative Security (Instr. 5): $3.75
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE TWO:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $11.875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 5,453
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 12, 2002
     Expiration Date: February 12, 2007
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 5,453
 8.  Price of Derivative Security (Instr. 5): $6.125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE THREE:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $13.375
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 14,000
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 12, 2002
     Expiration Date: February 12, 2007
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 14,000
 8.  Price of Derivative Security (Instr. 5): $4.625
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE FOUR:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $14.875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 25,000
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 12, 2002
     Expiration Date: February 12, 2007
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 25,000
 8.  Price of Derivative Security (Instr. 5): $3.125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE FIVE:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $12.1875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 19,800
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  May 4, 2002
     Expiration Date:  May 4, 2009
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 19,800
 8.  Price of Derivative Security (Instr. 5): $5.8125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE SIX:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $13.6875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 19,800
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  May 4, 2002
     Expiration Date:  May 4, 2009
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 19,800
 8.  Price of Derivative Security (Instr. 5): $4.3125
  9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE SEVEN:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $15.1875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: D V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 19,800
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  May 4, 2002
     Expiration Date:  May 4, 2009
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 19,800
 8.  Price of Derivative Security (Instr. 5): $2.8125
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE EIGHT:

  1. Title of Derivative Security (Instr.3): Stock Options (right to buy)
  2. Conversion or Exercise Price of Derivative Security: $14.25
  3. Transaction Date (Month/Day/Year): November 20, 2002
 3A. Deemed Execution Date, if any (Month/Day/Year):
  4. Transaction Code (Instr. 8) Code: D V: N/A
  5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 40,000
  6. Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 9, 2002
     Expiration Date: February 9, 2010
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 40,000
 8.  Price of Derivative Security (Instr. 5): $3.75
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A

LINE NINE:

 1.  Title of Derivative Security (Instr.3): Stock Options (right to buy)
 2.  Conversion or Exercise Price of Derivative Security: $11.875
 3.  Transaction Date (Month/Day/Year): November 20, 2002
3A.  Deemed Execution Date, if any (Month/Day/Year):
 4.  Transaction Code (Instr. 8) Code: M V: N/A
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) (A): (D): 4,547
 6.  Date Exerciseable and Expiration Date (Month/Day/Year)
     Date Exercisable:  February 12, 2002
     Expiration Date: February 12, 2007
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title: Common Stock Amount or Number of Shares: 4,547
 8.  Price of Derivative Security (Instr. 5): $11.875
 9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4): -0-
 10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
 11. Nature of Indirect Beneficial Ownership (Instr. 4): N/A


Explanation of Responses:




_______________________________________                 November 21, 2002
**Signature of Reporting Person                                     Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure